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                                                                 Exhibit (a)(12)

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                  (Unaudited)

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
                                                                                                Three Months Ended
                                                         Year Ended 30 September                    31 December
                                                ----------------------------------------------  --------------------
                                                 1989      1990      1991      1992     1993           1993
                                                ------    ------    ------    ------   -------  --------------------
 EARNINGS:                                               (Dollar amounts in millions)
 Income before extraordinary item and the
 cumulative effect of accounting changes:       $222.1    $229.9    $248.9    $277.0    $200.9         $ 75.1

 Add (deduct):
     Provision for income taxes                   99.7     107.7     113.9     130.8     103.0           33.2

     Fixed charges, excluding capitalized
       interest                                   87.3     112.2     121.8     133.4     127.3           31.5

     Capitalized interest amortized during
       the period                                  5.9       6.6       6.7       7.5       7.7            1.9

     Undistributed earnings of less-than-
       fifty-percent-owned affiliates            (10.7)    (12.0)     (8.6)    (12.5)     (8.1)          (4.2)
                                                ------    ------    ------    ------    ------         ------
       Earnings, as adjusted                    $404.3    $444.4    $482.7    $536.2    $430.8         $137.5
                                                ======    ======    ======    ======    ======         ======
 FIXED CHARGES:
 Interest on indebtedness, including
   capital lease obligations                    $ 80.2    $104.5    $112.8    $125.1    $118.6         $ 29.1

 Capitalized interest                             25.9      26.6      28.7       4.1       6.3            1.9

 Amortization of debt discount premium and
   expense                                          .8       1.3       2.1        .8        .7             .2

 Portion of rents under operating leases
     representative of the interest factor         6.3       6.4       6.9       7.5       8.0            2.2
                                                ------    ------    ------    ------    ------         ------
       Fixed charges                            $113.2    $138.8    $150.5    $137.5    $133.6         $ 33.4
                                                ======    ======    ======    ======    ======         ======
 RATIO OF EARNINGS TO FIXED CHARGES:               3.6       3.2       3.2       3.9       3.2            4.1
                                                ======    ======    ======    ======    ======         ======
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